Landry’s Restaurants, Inc. Announces Pricing of $400 Million of Senior Notes

Thursday December 16, 7:30 am ET

HOUSTON, Dec. 16 /PRNewswire-FirstCall/ — Landry’s Restaurants, Inc. (NYSE: LNY - News) today announced that it has priced an offering of $400 million in aggregate principal amount of 7.5% senior notes due 2014. The notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (“Securities Act”) and outside the United States pursuant to Regulation S under the Securities Act. The closing of the transaction is expected to occur on December 28, 2004, and is subject to customary conditions.

The issuance of the notes is part of the previously announced refinancing of the existing debt of the Company. The Company plans to use the net proceeds from the sale of the notes together with the borrowings under a new $450 million bank facility consisting of a $300 million revolving credit facility and a $150 million term loan facility, which in total will equal $850 million, to refinance substantially all of its outstanding debt, pay related transaction fees and expenses and for general corporate purposes, which may include acquisitions, investments and repurchases of stock.

The securities have not been registered under the Securities Act of 1933 as amended, or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in an transaction not subject to, the registration requirements of the Securities Act of 1933 as amended, and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This press release contains forward-looking statements within the meaning of the Federal Securities Laws. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results to differ from those expressed or implied by the statements herein. The Company’s ability to successfully complete the offering and other transactions described above, is subject to various risks, many of which are outside of its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.